SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No.         )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

American Dental Partners, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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AMERICAN DENTAL PARTNERS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 28, 2006

Fellow American Dental Partners Shareholders:

I am pleased to notify you that the Annual Meeting of Shareholders of American Dental Partners, Inc. (the “Company”) will be held at the offices of Summit Partners located at 222 Berkeley Street, 18th Floor, Boston, Massachusetts 02116, on Friday, April 28, 2006, at 1:00 p.m., local time, for the following purposes:

1.	To elect two Class III directors and one Class I director;

2.	To ratify the appointment by the Board of Directors of PricewaterhouseCoopers LLP as the Company’s independent auditors for the fiscal year ending December 31, 2006; and

3.	To transact such other business as may properly come before the meeting and at any adjournments or postponements of the meeting.

The close of business on March 13, 2006 has been fixed by the Board of Directors as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and any adjournment thereof. Only shareholders of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. The address of the principal executive office of the Company is 201 Edgewater Drive, Suite 285, Wakefield, Massachusetts 01880.

By Order of the Board of Directors,

/s/ Gregory A. Serrao
Gregory A. Serrao Chairman, President and Chief Executive Officer

Wakefield, Massachusetts

March 21, 2006

Whether or not you plan to attend the annual meeting in person, you are requested to complete, date, sign and return the enclosed proxy card in the enclosed envelope which requires no postage if mailed in the United States. If you attend the annual meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

PROXY STATEMENT

GENERAL

This Proxy Statement is being furnished to the holders of Common Stock, $.01 par value, of American Dental Partners, Inc., a Delaware corporation (the “Company”), in connection with the solicitation of proxies by the Board of Directors of the Company to be used at the Company’s Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the offices of Summit Partners located at 222 Berkeley Street, 18th Floor, Boston, Massachusetts 02116, on Friday, April 28, 2006, at 1:00 p.m., local time, for the purposes set forth on the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement and the form of proxy together with the 2005 Annual Report to Shareholders are first being sent to shareholders on or about March 23, 2006.

All shares represented by properly executed proxies will be voted at the Annual Meeting in accordance with the choices indicated on the proxy. If no choices are indicated, the shares will be voted to elect the director nominees set forth under “Election of Directors” and FOR Proposal 2. Any proxy may be revoked at any time prior to its exercise by delivery to the Company of a later dated proxy or by giving notice of revocation to the Company in writing. A shareholder’s presence at the Annual Meeting does not by itself revoke the proxy.

The close of business on March 13, 2006, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. On the record date, there were 12,858,418 shares of the Company’s Common Stock outstanding and entitled to vote and 17 shareholders of record. Each share of Common Stock is entitled to one vote. Only holders of Common Stock of record at the close of business on the record date will be entitled to notice of and to vote at the Annual Meeting. The presence, in person or by proxy, of the holders of a majority of the Company’s Common Stock is necessary to constitute a quorum at the meeting.

On October 14, 2005, the Company effected a three-for-two split of our Common Stock in the form of a 50% stock dividend to shareholders of record as of September 20, 2005. All information in this Proxy Statement with respect to numbers of shares, numbers of options and prices per share have been adjusted to account for such stock split.

ELECTION OF DIRECTORS

Pursuant to the Company’s By-laws and actions of the Board of Directors, the number of directors comprising the Board has been set at six. The Company’s Board of Directors, pursuant to the Company’s By-Laws, fixed the number of directors comprising the Board at six directors, eliminating the vacancy that was created when Gregory T. Swenson, D.D.S. resigned from the Board of Directors in September 2004. The Board of Directors is divided into three classes. In connection with the elimination of the vacancy from the Board, the Board intends to adjust the composition of Class III and Class I in order to evenly divide the directors among the three classes, as required by the Company’s By-Laws and state law. The directors in each class typically are elected to a three-year term. The terms of office of one class of directors expire each year at the annual meeting of shareholders and at such time as their successors are duly elected and qualified. The term of office of the Class III directors expires concurrently with the holding of the Annual Meeting, and the incumbent directors of Class III have been nominated by the Board of Directors for re-election. In order to evenly divide the directors among the three classes, Gerard M. Moufflet has been nominated by the Board of Directors for election as a Class I director, and will serve the remaining term of the Class I directors. The Board of Directors has determined that all members, other than Gregory A. Serrao, are independent under the listing standards of The Nasdaq Stock Market, Inc. (the “Nasdaq Rules”).

There is no cumulative voting in the election of directors, and nominees receiving a plurality of the votes duly cast will be elected (i.e., the nominees receiving the greatest number of votes will be elected). Abstentions and broker non-votes will not be counted in favor of or against any nominee. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Proxies cannot be voted for a greater number of persons than the nominees named.

At the Annual Meeting, Common Stock represented by proxies, unless otherwise specified, will be voted: (i) to elect the nominees named below as Class III directors each for a three-year term expiring in 2009, and (ii) to elect the nominee named below as a Class I director to serve with the other Class I director for a term expiring in 2007. In the event that the nominees named below as Class III or Class I directors are unable to serve (which is not expected), the persons named in the proxy may vote for another nominee using their judgment.

Class III Directors

(Nominees for Election with Term Expiring in 2009)

Derril W. Reeves	Director since 1997

Mr. Reeves is Executive Vice President of Development of Surgis, Inc., an outpatient surgery center company where he has been employed since July 2001. Mr. Reeves served as Vice Chairman of the Board of Directors and Chief Development Officer for Phycor, Inc. from 1998 until June 2000. On January 31, 2002, Phycor, Inc. filed a voluntary petition for reorganization relief and a pre-negotiated reorganization plan under Chapter 11 of the United States Bankruptcy Code. This reorganization plan was approved on July 6, 2002 by the U.S. Bankruptcy Court for the Southern District of New York. Age 62.

Gregory A. Serrao	Director since 1995

Mr. Serrao is Founder, President and Chief Executive Officer of the Company and has been Chairman since October 1997. From 1992 until 1995, Mr. Serrao served as the President of National Specialty Services, Inc., a subsidiary of Cardinal Health, Inc. Age 43.

Class I Director

(Nominee for Election with Term Expiring in 2007)

Gerard M. Moufflet	Director since 2003

Mr. Moufflet is Founder, President and Chief Executive Officer of Acceleration International Corporation, a private equity firm which invests in the health care sector in the United States and Europe, where he has been employed since 2002. Mr. Moufflet is also the Chairman and Chief Executive Officer of Kika Medical, a worldwide provider of intelligence solutions to the life sciences community, where he has been employed since 2002. From 1989 to 2001, Mr. Moufflet was a Managing Director of Advent International, a private equity firm. Mr. Moufflet also serves as Director of Curative Health Services Serologicals. Age 62.

Set forth below is information relating to directors whose terms will continue after the Annual Meeting:

Class I Director

(Term Expiring in 2007)

Robert E. Hunter, D.M.D.	Director since 2002

Dr. Hunter is President and Chief Executive Officer of DentaQuest Ventures, Inc., a for-profit subsidiary of Delta Dental Plan of Massachusetts, where he has been employed since 1988. Age 69.

Class II Directors

(Term Expiring in 2008)

James T. Kelly	Director since 1997

Mr. Kelly retired in May 2000 as Chairman of the Board of Lincare Holdings Inc., a provider of home respiratory therapy services. Mr. Kelly also serves as Director of HMS Holdings Corp. and Emergency Medical Services Corp. Age 59.

Martin J. Mannion	Director since 1996

Mr. Mannion is Managing Partner of Summit Partners, a private equity capital firm, where he has been employed since 1985. Age 46.

Board of Directors Committees and Meetings

The Board of Directors has established a Compensation Committee, an Audit Committee, a Directors Stock Option Plan Committee and a Nominating Committee. The table below provides information with respect to the various standing committees and meetings held during 2005. In addition to these meetings and actions disclosed, the Chairman of the Audit Committee, pursuant to delegated authority, considered and pre-approved certain non-audit services provided by the independent accountant.

	Board of Directors	Board Committees
		Compensation	Audit	Directors Stock Option Plan	Nominating
2005 Activity (a)	7 Meetings 2 Actions by Written Consent	6 Meetings	4 Meetings	2 Actions by Written Consent	1 Meeting

Robert E. Hunter, D.M.D.	Independent (b)	Member	—	—	Member

James T. Kelly	Independent (b)	—	Chairman (c) (d)	—	Member

Martin J. Mannion	Independent (b)	Chairman	Member (d)	—	Member

Gerard M. Moufflet	Independent (b)	—	Member (c) (d)	—	Member

Derril W. Reeves	Independent (b)	Member	Member (d)	—	Member

Gregory A. Serrao	Employee	—	—	Member	—

(a)	Each director attended at least 75% of the meetings held by the Board of Directors and the committees on which he served during 2005.

(b)	Independent under the Nasdaq Rules.

(c)	The Board of Directors has determined that Messrs. Kelly and Moufflet meet the Securities and Exchange Commission criteria of an Audit Committee Financial Expert.

(d)	Independent under the heightened independence standards applicable to audit committee members under the Nasdaq Rules as mandated by the Sarbanes-Oxley Act of 2002.

The Compensation Committee is responsible for approving the compensation of executive officers of the Company and administering the Company’s stock plans other than the Amended and Restated 1996 Directors Stock Option Plan and the 2005 Directors Stock Option Plan.

The Audit Committee is responsible for the appointment of the Company’s independent auditors, approval of all audit and permitted non-audit services of the independent auditors, supervision of the annual audit of the Company’s consolidated financial statements by the independent auditors, review of the Company’s internal controls and related matters. The Audit Committee Charter is available on the Company’s website at www.amdpi.com.

The Directors Stock Option Plan Committee is responsible for administering the Amended and Restated 1996 Directors Stock Option Plan and the 2005 Directors Stock Option Plan.

The Nominating Committee is responsible for identifying individuals qualified to become Board members and to select or recommend to the Board of Directors nominees for election to the Board. The Nominating Committee recommended to the Board that the incumbent directors be nominated for re-election to the Board at the Annual Meeting.

The Nominating Committee Charter requires that the committee shall consist of one or more directors, each of whom shall be an independent director, as defined by the Nasdaq Rules. Pursuant to that charter, the Nominating Committee has the responsibility for, among other things, assessing the qualifications of proposed nominees to the Board, assessing their independence, and assessing their age, skill and experience, considering the qualifications and experience of the members of the Board at the time the Nominating Committee reviews the proposed nominees. At a minimum, the Nominating Committee has determined that Board members should share the values of the Company and possess high personal and professional integrity, the ability to exercise sound business judgment and the availability and willingness to devote sufficient time to Board activities. The Nominating Committee may establish additional minimum qualifications for director nominees as it deems appropriate.

In addition, the Nominating Committee Charter provides that the Nominating Committee will consider individuals recommended by the Company’s shareholders for membership on the Board under certain conditions. To be considered, a recommendation must be made in a written notice addressed to the Chairman of the Board of the Company at the Company’s corporate offices, including, at a minimum, the following items, or such additional or other items as may be determined by the Nominating Committee from time to time: (a) the name and address as they appear on the Company’s books and telephone number of the shareholder making the recommendation, as well as information on the number of shares owned, and if such person is not a shareholder of record or if such shares are owned by an entity, reasonable evidence of such person’s ownership of such shares or such person’s authority to act on behalf of such entity; (b) the full legal name, address and telephone number of the individual being recommended, together with a reasonably detailed description of the background, experience and qualifications of that individual; (c) a written acknowledgement by the individual being recommended that he or she has consented to that recommendation and consents to the Company’s undertaking of an investigation into that individual’s background, experience and qualifications in the event that the Nominating Committee desires to do so; (d) the disclosure of any relationship of the individual being recommended with the Company or any of its subsidiaries or affiliates, or with any competitor of the Company, whether direct or indirect; and (e) if known to the shareholder, any material interest of such shareholder or individual being recommended in any business or proposals to be presented at the Company’s next annual meeting of shareholders (or a statement to the effect that no material interest is known to such shareholder).

Since the Nominating Committee decided to recommend the re-election of incumbent directors to the Board, it has not yet established a specific process for identifying other potential nominees, other than the procedures described above for shareholder recommendations. Subject to those procedures, the Nominating Committee anticipates evaluating all nominees on the same basis.

The Nominating Committee Charter is available on the Company’s website at www.amdpi.com.

Compensation of Directors

Directors who are also employees of the Company or one of its subsidiaries do not receive additional compensation for serving as directors. Beginning in April 2005, each non-employee director received a retainer of $5,000 per quarter and a fee of $2,000 for attending each Board of Directors meeting and a fee of $1,000 for attending each committee meeting on which the director served. The Audit Committee Chairman also received an annual retainer of $10,000 and the Compensation Committee Chairman received an annual retainer of $5,000. Prior to April 2005, each non-employee director received a retainer of $4,000 per quarter and a fee of $1,150 for attending each Board of Directors meeting and a fee of $1,000 for attending each committee meeting on which the director served. Unless and until action is taken by the Board, the directors will continue to be compensated in the amounts paid beginning in April 2005. Directors are also reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors or committees thereof. In addition, directors who are not employees are eligible to receive options under the Company’s 2005 Directors Stock Option Plan. These options are issued at such times and in such amounts as may be determined by the Directors Stock Option Plan Committee.

The following table sets forth all cash compensation paid to the members of the Board of Directors, other than Mr. Serrao, during 2005:

	Retainer		Board Meeting Fees	Committee Meeting Fees	Perquisites
Robert E. Hunter	$19,000		$7,150	$5,000	$0
James T. Kelly	29,000	(1)	5,150	4,000	0
Martin J. Mannion	24,000	(2)	5,150	7,000	0
Gerard M. Moufflet	19,000		7,150	5,000	0
Derril W. Reeves	19,000		7,150	10,000	0

(1)	Includes an annual retainer of $10,000 for serving as Chairman of the Audit Committee.

(2)	Includes an annual retainer of $5,000 for serving as Chairman of the Compensation Committee.

The following table sets forth all grants of stock options to the members of the Board of Directors, other than Mr. Serrao, during 2005:

	Number of Securities Underlying Options	Exercise Price Per Share	Expiration Date
Robert E. Hunter, D.M.D.	15,000	$15.75	2/22/15
James T. Kelly	15,000	15.75	2/22/15
Martin J. Mannion	15,000	15.75	2/22/15
Gerard M. Moufflet	15,000	15.75	2/22/15
Derril W. Reeves	15,000	15.75	2/22/15

PRINCIPAL SHAREHOLDERS

Security Ownership of Certain Beneficial Owners. The following table sets forth certain information regarding beneficial ownership of Common Stock as of March 13, 2006, by each person who is known to the Company to own beneficially more than 5% of the outstanding shares of Common Stock (except information regarding beneficial ownership by Gregory A. Serrao which is provided under “Security Ownership of Management”).

	Shares Beneficially Owned (1)
Name and Address of Beneficial Owner	Number	Percentage
Stadium Capital Management, L.L.C. (2) 19785 Village Office Court, Suite 101 Bend, Oregon 97702	2,107,894	16.4%

FMR Corp. (3) 82 Devonshire Street Boston, Massachusetts 02109	1,103,604	8.6%

Brown Brothers Harriman & Co. (4) 140 Broadway New York, New York 10005	1,100,550	8.6%

J.P. Morgan Chase & Co. (5) 270 Park Avenue New York, New York 10017	798,625	6.2%

TimesSquare Capital Management, LLC (6) Four Times Square, 25th Floor New York, New York 10036	774,450	6.0%

(1)

As of March 13, 2006, a total of 12,858,418 shares of Common Stock were outstanding. Except as otherwise indicated, the persons listed as beneficial owners of the Common Stock have sole voting and investment power with respect to those shares. Certain of the information contained in this table, including related footnotes, is based upon the Schedule 13G filings made by the beneficial owners identified herein.

(2)

The Common Stock is held by clients of Stadium Capital Management, LLC as of December 31, 2005, and it disclaims any beneficial interest in such shares. Stadium Capital Management, LLC has advised that it has shared voting power and shared dispositive power with respect to all of these shares. Stadium Capital Partners, L.P. has advised that it has shared voting power and shared dispositive power with respect to 1,530,043 shares. Alexander M. Seaver and Bradley R. Kent are managing members of Stadium Capital Management, LLC, and have disclaimed beneficial ownership of the Common Stock except to the extent of their respective pecuniary interests therein.

(3)

FMR Corp. and its Chairman, Edward C. Johnson 3d, have advised that as of March 10, 2006, FMR Corp. has sole voting power with respect to 225,329 shares and sole dispositive power with respect to 1,103,604 shares, and Mr. Johnson has sole dispositive power with respect to 1,103,604 shares. FMR Corp. is the beneficial owner of 878,275 shares as a result of acting as investment adviser to various investment companies registered under the Investment Company Act of 1940 (the “Fidelity Funds”). Neither FMR Corp. nor Mr. Johnson has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity Management Trust Company is the beneficial owner of 136,574 shares of Common Stock as a result of its serving as investment manager of certain non-U.S. investment companies and certain institutional accounts, and FMR Corp. and Mr. Johnson have sole voting power and sole dispositive power with respect to these shares. Fidelity International Limited is the beneficial owner of 88,755 shares of Common Stock.

(4)

Brown Brothers Harriman & Co., 1818 Masters Partners Ltd., Timothy E. Hartch and Richard H. Witmer have advised that as of December 31, 2004, Brown Brothers Harriman & Co. has shared voting power and shared dispositive power with respect to all of the shares, and 1818 Masters Partners Ltd. and Messrs. Hartch and Witmer have sole voting power, shared voting power, sole dispositive power and shared dispositive power with respect to all of the shares.

(5)

J.P. Morgan Chase & Co. has advised that as of December 30, 2005, J.P. Morgan Chase & Co. has sole voting power with respect to 729,575 shares and sole dispositive power with respect to 798,625 shares that are held on behalf of other persons.

(6)

The Common Stock is held by investment advisory clients of TimesSquare Capital Management, LLC as of December 31, 2005. TimesSquare Capital Management, LLC has advised that it has sole voting power with respect to 657,200 shares and sole dispositive power with respect to 774,450 shares.

Security Ownership of Management. The following information is set forth with respect to the shares of Common Stock beneficially owned as of March 13, 2006 (including stock options exercisable within 60 days thereafter) by all directors and nominees for election as directors of the Company, each of the named executive officers and senior officers in the Summary Compensation Table and all directors and all individuals who were executive officers of the Company on March 13, 2006, as a group:

Name (1)	Common Stock Beneficially Owned (2)		Common Stock Subject to Currently Exercisable Options (3)	Total Common Stock Beneficially Owned		Percentage of Class (4)
Gregory A. Serrao	501,750	(6)	395,727	897,477	(6)	6.8%
Breht T. Feigh	37,610		218,181	255,791		2.0%
Michael J. Vaughan	10,666		190,775	201,441		1.5%
Mark W. Vargo	0		7,651	7,651		*
Jesley C. Ruff, D.D.S.	77,924		47,052	124,976		*
Paul F. Gill	8,355		24,990	33,345		*
James T. Kelly	0		92,475	92,475		*
Derril W. Reeves	4,500		45,300	49,800		*
Martin J. Mannion	0		33,675	33,675		*
Gerard M. Moufflet	6,024		14,625	20,649		*
Robert E. Hunter, D.M.D.	1,050		17,718	18,768		*
All executive officers and directors as a group (9 persons) (5)	561,600		1,016,127	1,577,727		11.4%

*	Less than 1%

(1)	The address for each person is American Dental Partners, Inc., 201 Edgewater Drive, Suite 285, Wakefield, Massachusetts 01880.

(2)

Unless otherwise indicated, beneficial ownership of the Common Stock includes both sole voting power and investment power or shared voting power and investment power with the spouse and/or minor children of the director or officer.

(3)

Includes stock options exercisable within 60 days of March 13, 2006 granted under various incentive plans maintained by the Company. The beneficial owner has no voting power or investment power with respect to the shares of Common Stock prior to exercising the options.

(4)

Percentage based solely on “Total Common Stock Beneficially Owned.” As of March 13, 2006, a total of 12,858,418 shares of Common Stock were outstanding. With respect to each person in the table, “Common Stock Subject to Currently Exercisable Options” is deemed to be outstanding for purposes of computing such person’s percentage ownership but does not include the shares of Common Stock for any other person’s unexercised options.

(5)	Dr. Ruff and Mr. Gill are senior officers, not executive officers, of the Company.

(6)

Includes 12,540 shares owned by a family trust, of which Mr. Serrao is the grantor and trustee, 11,250 shares held by Mr. Serrao’s minor children, 3,300 shares held jointly with Mr. Serrao’s wife and 7,500 shares held by Mr. Serrao’s wife.

EXECUTIVE COMPENSATION

Set forth below in this Summary Compensation Table is information at December 31, 2005 regarding the annual and long-term compensation of the Company’s Chief Executive Officer, the other most highly compensated executive officers and two senior officers who were not executive officers at December 31, 2005.

	Annual Compensation							Number of Securities Underlying Options	All Other Compensation (2)
	Year	Salary		Bonus		Other Annual Compensation (1)
Gregory A. Serrao Chairman, President and Chief Executive Officer	2005 2004 2003	$ $ $	425,000 400,000 350,000	$ $ $	338,000 240,000 208,000	$ $ $	— — —	40,650 22,100 180,929	$ $ $	17,078 15,500 15,000

Michael J. Vaughan Executive Vice President and Chief Operating Officer	2005 2004 2003	$ $ $	270,000 245,000 220,000	$ $ $	202,500 245,000 160,000	$ $ $	— — —	31,050 16,100 103,353	$ $ $	6,300 6,500 97,322	(3)

Breht T. Feigh Executive Vice President, Chief Financial Officer and Treasurer	2005 2004 2003	$ $ $	255,000 225,000 200,000	$ $ $	193,800 135,000 88,000	$ $ $	— — —	22,800 10,300 111,830	$ $ $	7,800 5,593 5,163

Mark W. Vargo Vice President, Chief Accounting Officer	2005 2004 2003	$ $ $	146,700 136,500 130,000	$ $ $	34,842 34,125 26,000	$ $ $	— — —	4,350 6,600 4,350	$ $ $	5,419 4,093 600

Jesley C. Ruff, D.D.S. (4) Senior Vice President, Chief Professional Officer	2005 2004 2003	$ $ $	190,000 180,000 163,000	$ $ $	76,000 72,000 65,200	$ $ $	— — —	10,350 7.900 2,197	$ $ $	6,300 2,892 2,445

Paul F. Gill (4) Senior Vice President, Regional Operations	2005 2004 2003	$ $ $	210,000 204,000 200,000	$ $ $	26,250 38,250 15,000	$ $ $	— — —	8,850 4,900 2,312	$ $ $	8,100 7,751 8,382

(1)	Except as specifically noted, no named officer received perquisites and other personal benefits above the threshold amounts specified in the regulations of the Securities and Exchange Commission.

(2)

In 2005, represents matching contributions under the Company’s 401(k) plan, and for Mr. Serrao and Mr. Gill includes an auto allowance of $9,000 and $1,800, respectively, and for Mr. Serrao and Mr. Feigh includes tax services of $1,778 and $1,500, respectively.

(3)	Includes $91,537 of moving and relocation expenses.

(4)	Such person was not an executive officer of the Company at December 31, 2005.

Option Grants in Last Fiscal Year

The following table sets forth all grants of stock options to the executive officers and senior officers named in the Summary Compensation Table during 2005:

	Number of Securities Underlying Options	% of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (2)
					5%	10%
Gregory A. Serrao (1)	40,650	17%	$15.75	2/25/15	$402,642	$1,020,374
Michael J. Vaughan (1)	31,050	13%	$15.75	2/25/15	$307,553	$779,400
Breht T. Feigh (1)	22,800	9%	$15.75	2/25/15	$225,836	$572,313
Mark W. Vargo (1)	4,350	2%	$15.75	2/25/15	$43,087	$109,191
Jesley C. Ruff, D.D.S. (1)	10,350	4%	$15.75	2/25/15	$102,518	$259,800
Paul F. Gill (1)	8,850	4%	$15.75	2/25/15	$87,660	$222,148

(1)

All option grants were issued under the Amended and Restated 1996 Stock Option Plan, as amended. The exercise price of such options is no less than the fair market value of the Company’s Common Stock on the date of grant. Options become exercisable in equal annual installments over a four-year period.

(2)

These amounts are based on hypothetical appreciation rates of 5% and 10% and are not intended to forecast actual future appreciation of the Company’s Common Stock. No gain to optionees is possible without an actual increase in the price of the Company’s shares, which would benefit all of the Company’s shareholders. All calculations are based on a ten-year option period.

Aggregate Option Exercises in Last Fiscal Year and Year-End Option Values

The following table sets forth options exercised, value received on options exercised, the number of securities underlying unexercised options and the value of in-the-money stock options held by the executive officers and senior officers named in the Summary Compensation Table as of December 31, 2005:

	Options Exercised	Value Received	Number of Securities Underlying Unexercised Options at December 31, 2005		Value of Unexercised In-the-Money Options at December 31, 2005
			Exercisable	Unexercisable	Exercisable	Unexercisable
Gregory A. Serrao	183,905	$2,866,338	369,214	79,670	$4,536,177	$500,245
Michael T. Vaughan	—	$—	168,030	109,613	$2,008,544	$941,692
Breht T. Feigh	—	$—	202,150	93,611	$2,459,377	$846,257
Mark W. Vargo	—	$—	3,826	11,474	$41,411	$81,817
Jesley C. Ruff, D.D.S.	—	$—	36,927	24,635	$438,812	$174,173
Paul F. Gill	14,163	$199,683	15,947	20,221	$197,237	$145,572

Ten-Year Option Repricings

The following table sets forth grants of stock options during 2003 to executive officers and senior officers named in the Summary Compensation Table as part of the Company’s one-time voluntary stock option exchange program:

	Date	Number of Securities Underlying Replacement Options	Market Price at Time of Replacement Options		Exercise Price of Cancelled Options		Exercise Price of Replacement Options		Length of Original Term Remaining at Date of Cancellation
Gregory A. Serrao Chairman, President and Chief Executive Officer	7/3/03 7/3/03 7/3/03	228,947 14,054 16,200	$ $ $	5.99 5.99 5.99	$ $ $	9.45 9.45 8.67	$ $ $	5.99 5.99 5.99	4.6 years 4.1 years 5.2 years

Breht T. Feigh Executive Vice President, Chief Financial Officer and Treasurer	7/3/03 7/3/03	12,150 584	$ $	5.99 5.99	$ $	9.45 8.67	$ $	5.99 5.99	4.8 years 5.2 years

Messrs. Vaughan, Vargo and Gill and Dr. Ruff did not participate in the Company’s one-time stock option exchange program.

Employment Agreement

The Company and Mr. Serrao are parties to an Amended and Restated Employment and Non-Competition Agreement dated January 2, 2001. Under this agreement, Mr. Serrao serves as Chairman of the Board, Chief Executive Officer and President of the Company, reporting to the Board of Directors, and has broad authority to manage and direct the affairs and operations of the Company, subject to the reasonable control, guidelines, and policies of the Board of Directors.

Pursuant to his employment agreement, Mr. Serrao is entitled to receive an annual base salary, which was $425,000 for 2005 (subject to potential increases), and may earn a potential bonus payment in an amount up to a specified percentage of his then current base salary (currently 80%). He also is entitled to a variety of benefits, including coverage under the Company’s group health, life and disability insurance plans and other benefit programs made available to senior executives of the Company.

Mr. Serrao’s employment agreement has no stated term. It continues until terminated by one of the methods provided in the agreement. The agreement terminates automatically upon Mr. Serrao’s death or permanent disability. In addition, either party can terminate the agreement on 90 days’ prior notice.

The Company also may terminate the agreement for “cause,” which is defined to include Mr. Serrao’s conviction of, or pleading guilty or no contest to, any felony, his willful failure or refusal to perform his duties, his disclosure of the Company’s proprietary information, his breach of the non-competition or non-solicitation provisions contained in the agreement, or his fraud or embezzlement, or any other act of dishonesty against the Company.

If the agreement is terminated by the Company without cause, Mr. Serrao is entitled to receive severance benefits in an amount equal to his then current annual base salary and health, disability and insurance benefits, at the Company’s cost, for 12 months following termination, plus his pro rata share of any bonus which otherwise would have been paid with respect to the year of termination, payable at the time the bonus otherwise would have been paid had his employment continued.

Mr. Serrao may terminate the agreement for “good reason,” which is defined to include any reduction in the compensation payable under the agreement, any material reduction of the other benefits to which Mr. Serrao is entitled under the agreement, any material reduction by the Company in Mr. Serrao’s responsibilities, authority, title or position, the assignment to him of responsibilities or duties inconsistent with his offices or a change of control of the Company.

For purposes of the employment agreement, a “change of control” is deemed to occur if, as a result of one or more transactions (other than public offerings of securities by the Company), a person or group of persons acting in concert own collectively a majority of the voting securities of the Company or have the right to elect a majority of the Board. However, if Mr. Serrao is afforded the opportunity to continue in the same positions with the surviving corporation following the change of control, with responsibilities, authority, compensation and other benefits no less favorable than those in effect prior to the change of control, Mr. Serrao may not terminate the agreement for good reason as a result of the change of control until the first anniversary of the change of control.

If Mr. Serrao terminates the agreement for good reason, he is entitled to receive the same severance benefits (other than the pro rata share of the bonus) as if he were terminated by the Company without cause, plus payment of the full amount of the bonus that otherwise could have been payable to him with respect to the year of termination, with the bonus payable in 12 equal monthly installments payable at the same time as the continuing payments of his base salary.

Compensation Committee Interlocks

Messrs. Mannion, Reeves and Hunter serve as the current members of the Company’s Compensation Committee. There are no interlocking relationships between any executive officers of the Company and any entity whose directors or executive officers serve on the Company’s Board of Directors or Compensation Committee.

Certain Relationships and Related Transactions

The Company affiliated with 1st Advantage Dental Management, L.L.C. (“1st Advantage”) in 2002. In connection with the 1st Advantage transaction, the Company entered into a subordinated note agreement with the owners of 1st Advantage, including Frank J. D’Allaird, D.D.S., who became an executive officer of the Company. During 2004, Dr. D’Allaird’s portion of subordinated note payments made by the Company to 1st Advantage was $61,000. In addition, the asset purchase agreement between the Company and 1st Advantage included a future contingent payment based on a multiple of earnings before interest and taxes in excess of a predetermined threshold for the year ending December 31, 2004 less capital expenditures incurred from the date of affiliation. The amount of the contingent payment was $4,790,000 which was accrued as of December 31, 2004 and paid in 2005. Of the total contingent payment, Dr. D’Allaird received approximately $714,000. The subordinated note and service agreement are on substantially the same terms and conditions as all of the Company’s other subordinated note and service agreements.

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors and consistent with its other responsibilities, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight relating to the integrity of the financial statements of the Company and the Company’s systems of internal accounting and financial controls. The Audit Committee is composed entirely of directors who are independent under the standards applicable to audit committee members under the Nasdaq Rules.

In discharging its oversight responsibilities, the Audit Committee engaged the Company’s independent accountant for its audit of the Company’s consolidated financial statements for the year ended December 31, 2005, as well as its review and assessment of the Company’s internal controls relating to financial reporting as required under the Sarbanes-Oxley Act of 2002, and approved in advance all audit and non-audit services performed by the Company’s independent accountant. In addition, the Audit Committee discussed with the independent accountants its independence from the Company and its management, obtained from the independent accountants a formal written statement confirming that, in their professional judgment, there are no relationships that impair its independence, consistent with Rule 3600T of the Public Company Accounting Oversight Board, which adopted on an interim basis Independent Standards Board Standard No. 1, “Independence Discussions With Audit Committees,” and satisfied itself as to the independent accountant’s independence.

The Audit Committee provided the independent accountant with full access to the Audit Committee, discussed and reviewed with the independent accountant the communications required by Statement on Auditing Standards No. 61, “Communication With Audit Committees,” as amended by Auditing Standard No. 90, and discussed and reviewed the results of the independent accountant’s audit of the Company’s financial statements.

The Audit Committee reviewed the audited financial statements of the Company as of and for the year ended December 31, 2005, with management and the independent accountant. The Audit Committee also discussed with the independent accountant, with and without management present, its assessment of the adequacy and effectiveness of the Company’s accounting and financial controls and the overall quality of the Company’s financial reporting. Management has the responsibility for the preparation of the Company’s financial statements, and the independent accountant has the responsibility for performing an independent audit of those statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon.

Based upon the reviews, discussions and other activities referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its annual report on Form 10-K for the year ended December 31, 2005, for filing with the Securities and Exchange Commission.

James T. Kelly, Chairman Martin J. Mannion Gerard M. Moufflet Derril W. Reeves

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors reviews executive compensation policies and programs for the Chief Executive Officer and the other executive officers of the Company, evaluates the performance of management in the context of the Company’s performance and other criteria and approves the compensation of the Company’s executive officers. The Compensation Committee also administers the Company’s equity incentive plans other than the Directors Stock Option Plans. The Compensation Committee is composed entirely of directors who are independent under the Nasdaq Rules.

Executive Compensation Philosophy

The Compensation Committee’s primary objective with respect to executive compensation is to establish programs which attract and retain key managers and align their compensation with the Company’s overall performance. The Compensation Committee believes that incentive, performance-based compensation can be a key factor in motivating executive performance to maximize shareholder value and align executive performance with Company objectives and shareholder interests. To this end, the Compensation Committee has adopted an executive compensation philosophy which includes the following considerations:

•	An emphasis on performance-based compensation that differentiates compensation results based upon varying elements of corporate, operating unit and individual performance.

•	A recognition of both quantitative and qualitative performance objectives based upon an executive officer’s responsibilities.

•	A mix of short-term cash and long-term equity-based compensation.

Periodic Review of Compensation

The Compensation Committee periodically reviews the competitiveness and effectiveness of the Company’s executive compensation, particularly with respect to its Chief Executive Officer, Chief Operating Officer and Chief Financial Officer. The Compensation Committee has previously compared the salary and bonus levels of those officers with those of an internally generated comparator group of companies which is not the same as the peer group of companies used for purposes of the Performance Graph included in this proxy statement, but which includes companies of comparable size and geographic location. For 2005, the Compensation Committee retained an outside consultant to assist the Compensation Committee in evaluating and establishing the primary elements of the total compensation of these officers, including base salaries, cash bonuses and equity incentives.

The Compensation Committee typically reviews annual compensation matters over multiple meetings, and Compensation Committee members seek additional information where appropriate to assist them in their deliberations. The Compensation Committee has reviewed the primary components of the compensation arrangements for the Company’s executive officers and believes that their compensation is reasonable and not excessive. In addition, the Compensation Committee believes that the 2005 executive compensation arrangements appropriately reflect the Company’s compensation philosophy of aligning the interests of the Company’s executive officers with the interests of the Company’s shareholders.

Elements of Executive Compensation

The principal elements of the compensation packages for the Company’s executive officers are base salaries, cash bonus plans and stock option grants.

Base Salaries. The Compensation Committee annually reviews and determines the base salaries of the Chief Executive Officer and the other executive officers of the Company. Base salaries are determined on the basis of individual performance, level of responsibility and available market information.

Cash Bonus Plans. The Company’s executive officers also are eligible to receive annual performance-based cash bonuses. The bonus amounts are determined based upon varying percentages of base salary and are dependent upon a variety of factors, including each executive’s level of responsibility and function. Performance objectives are established for each executive officer, involving to varying degrees quantitative objectives related to improving the Company’s financial performance and other qualitative and developmental criteria. The primary quantitative objective is achievement of the earnings from operations (“EFO”) set forth in the Company’s annual operating plan. Each executive has a portion, and in certain cases all, of his bonus tied to achievement of an EFO target. For executive officers with responsibilities relating primarily to the Company’s operations in a geographic region, the annual cash bonuses are based primarily on the achievement of EFO objectives for those regions. For executive officers with primarily corporate responsibilities, the annual cash bonuses are based in whole or part on achievement of an EFO target for the Company as a whole, as well as in many cases individual annual performance objectives which are qualitative and developmental and thus subjective in nature.

The Compensation Committee relies heavily on the criteria mentioned, but it may consider other factors as well in determining the final amount of annual bonuses. For 2005, certain executive officers earned their full potential bonuses, while others received only a portion of their potential bonuses.

Stock Option Grants. The Company’s executive officers also are eligible to receive equity based incentive compensation. Historically, they have been eligible to receive grants of stock options under the Company’s Amended and Restated 1996 Stock Option Plan, as amended (the “1996 Plan”). Following the approval of the 2005 Equity Inventive Plan (the “2005 Plan”) by the Company’s shareholders in April 2005, grants of stock options and other equity awards to the Company’s executive officers will be made under the 2005 Plan. Grants under the 1996 Plan and the 2005 Plan are designed to align a significant portion of the executive compensation package with the long-term interests of the Company’s shareholders by providing an incentive that focuses attention on managing the Company from the perspective of a shareholder. All stock options granted by the Compensation Committee in 2005 vest over a four-year period, with 25% vesting on each anniversary of the grant date.

The executive officers of the Company other than the Chief Executive Officer also are eligible to participate in the Company’s 1997 Employee Stock Purchase Plan.

Compensation of the Chief Executive Officer

The Compensation Committee reviews the performance of the Chief Executive Officer and the overall performance of the Company on at least an annual basis. These reviews and the compensation policies described above are used to determine the Chief Executive Officer’s compensation. In determining his compensation, the Compensation Committee considers a variety of factors, including achievement of corporate, individual and organizational objectives for the year, including the Company’s financial performance, as well as other more subjective considerations, such as the Company’s progress with respect to strategic objectives and overall development of the Company’s management personnel. The Compensation Committee also has considered salary and cash bonus information of chief executive officers of other companies as described above.

Mr. Serrao’s base salary for 2005 was $425,000. Mr. Serrao earned and the Compensation Committee approved the payment of a bonus for 2005 performance in the amount of $338,000, which was paid in 2006. The full potential authorized bonus for 2005 was $340,000. Mr. Serrao’s bonus was earned as a result of the Company’s EFO exceeding the amount targeted in the Company’s 2005 operating plan.

In 2005, the Compensation Committee granted Mr. Serrao an option to purchase 40,650 shares of common stock at an exercise price of $15.75 as part of his incentive compensation earned for the Company’s 2004 financial performance. This option vests over a four-year period and is intended to provide Mr. Serrao with a long-term incentive tied to the Company’s performance.

The Compensation Committee believes that the compensation described above and the other compensation provided to Mr. Serrao, consisting of his participation in Company sponsored benefit plans, such as the Company’s 401(k) plan and group health, life and disability insurance plans and an automobile allowance, reflect total compensation that is reasonable and not excessive, and is consistent with the compensation policies described above.

Robert E. Hunter, D.M.D. Martin J. Mannion, Chairman Derril W. Reeves

PERFORMANCE GRAPH

Set forth below is a line graph comparing the cumulative total return of a hypothetical investment in the Company’s Common Stock with the cumulative total return of a hypothetical investment in each of the Russell 2000 Index and a peer group index, the Standard and Poor’s Health Care Sector Index, based on the respective market price of each such investment for each of the years ended December 31, 2001, 2002, 2003, 2004 and 2005 assuming in each case an initial investment of $100 was made on December 31, 2000 and the reinvestment of dividends.

	Cumulative Total Return
	12/00	12/01	12/02	12/03	12/04	12/05
American Dental Partners, Inc.	100.00	84.00	118.31	151.33	252.80	361.60
Russell 2000	100.00	102.49	81.49	120.00	142.00	148.46
S & P Health Care	100.00	88.05	71.48	82.24	83.62	89.02

EQUITY PLAN INFORMATION

The following table sets forth a summary of the Company’s shareholder approved and non-approved equity plans as of December 31, 2005 (in thousands, except per share amounts):

	Column (a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	Column (b) Weighted-average exercise price of outstanding options and rights	Column (c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans not approved by security holders	—	$—	—
Equity compensation plans approved by security holders (excluding ESPP)	1,777	7.65	900
Equity compensation plans approved by security holders (ESPP only)	N/A	N/A	85

Total all plans	1,777	$7.65	985

PROPOSAL 2 – RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANT

The Company’s Audit Committee and Board of Directors is asking shareholders to ratify its appointment of PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent auditor to audit the financial statements of the Company for the fiscal year ending December 31, 2006. In the event the shareholders fail to ratify the appointment of PwC, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.

A representative of PwC is expected to be present at the meeting and be available to respond to appropriate questions and, although PwC has indicated that no statement will be made, an opportunity for a statement will be provided.

Independent Accountant Fees

The following table presents fees for services rendered by our principal independent accountant during the last two fiscal years:

	2005	2004 (1)
Audit fees (2)	$737,449	$1,112,427
Audit-related fees (3)	45,996	188,776
Tax fees (4)	65,000	17,700
All other fees	—	—

(1)	Amounts reflect true-up related to final audit fees that were unavailable at the time of filing the proxy statement for the 2005 annual meeting of shareholders.

(2)	Includes services rendered in preparation of audited financial statements, quarterly reviews, registration statements and advice on accounting matters.

(3)	Primarily includes services rendered in preparation for compliance with the Sarbanes-Oxley Act of 2002 and due diligence performed on acquisition/affiliation transactions.

(4)	Consists primarily of tax compliance and preparation services.

Auditor Independence

None of the time devoted by the independent accountant on its engagement to audit the Company’s financial statements for the year ended December 31, 2005 is attributable to work performed by persons other than employees of the independent accountant.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has pre-approved all audit and non-audit services provided to the Company by its independent accountant. The Audit Committee has not adopted a pre-approval policy that would permit management to engage the independent accountant. However, the Chairman of the Audit Committee may pre-approve the rendering of services on behalf of the Audit Committee, provided that each pre-approval by the Chairman is presented to the full Audit Committee at its next scheduled meeting.

Board Recommendation

The Board of Directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditor for the fiscal year ending December 31, 2006.

SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) at the 2007 annual meeting of shareholders must be received by the Company on or before November 24, 2006, for inclusion in the proxy statement and form of proxy relating to the 2007 annual meeting of shareholders. In order for a shareholder proposal outside of Rule 14a-8 under the Exchange Act to be considered timely within the meaning of Rule 14a-4(c) of the Exchange Act, such proposal must be received by the Company no later than February 7, 2007.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and owners of 10% of the Company’s common stock, to file with the Securities and Exchange Commission (the “SEC”) initial reports of ownership and reports of changes in ownership of the Company’s common stock and other equity securities. Executive officers, directors and owners of 10% of the common stock are required by SEC regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a). To the Company’s knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended December 31, 2005, all Section 16(a) filing requirements applicable to its executive officers, directors and 10% beneficial owners were complied with.

CORPORATE GOVERNANCE

Code of Business Conduct and Ethics

On March 11, 2004, the Company’s Board of Directors adopted a Code of Business Conduct and Ethics which applies to all directors, executive officers and employees of the Company. The Company’s Code of Business Conduct and Ethics is available on the Company’s website at www.amdpi.com.

Shareholder Communications with the Board of Directors

The Company’s Board of Directors believes that it is important for shareholders to have a process to send communications to the Board. Accordingly, there are two methods by which communications can occur. Any shareholder can mail or deliver a written communication to the Board, addressed to the Chairman of the Board at the Company’s corporate office. Each such communication will be distributed to the entire Board by the Chairman of the Board. Any shareholder who desires to communicate with the non-management directors of the Board can mail or deliver a written communication to the Chairman of the Audit Committee, addressed to the Audit Committee Chairman at the Company’s corporate office. Each such communication will be forwarded by the Company to the Audit Committee Chairman, and the Audit Committee Chairman or his designee will distribute a copy of each such communication to the other non-management directors.

Other

The Board of Directors has not established a policy for Director attendance at the Company’s Annual Meeting of Shareholders. Mr. Serrao attended the Company’s 2005 Annual Meeting of Shareholders.

OTHER MATTERS

Management does not know of any other matters which may come before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy in accordance with their judgment on such matters.

The Company will bear the cost of solicitation of proxies. In addition to the use of the mails, proxies may be solicited by officers, directors and regular employees, personally or by telephone or telegraph. If there are follow-up requests for proxies, the Company may employ other persons for such purpose.

Certain Matters Relating to Proxy Materials and Annual Reports

The Company may satisfy SEC rules regarding delivery of proxy statements and annual reports by delivering a single proxy statement and annual report to an address shared by two or more Company shareholders. This delivery method is referred to as “householding” and can result in meaningful cost savings for the Company. In order to take advantage of this opportunity, the Company has delivered only one proxy statement and annual report to multiple shareholders who share an address, unless contrary instructions were received from impacted shareholders prior to the mailing date. We undertake to deliver promptly, upon written or oral request, a separate copy of the proxy statement and/or annual report, as requested, to a shareholder at a shared address to which a single copy of these documents was delivered. If you hold stock as a registered shareholder and prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016, telephone 1-800-368-5948. If your stock is held through a broker or bank and you prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact such broker or bank.

By Order of the Board of Directors

/s/ Gregory A. Serrao
Gregory A. Serrao
Chairman, President and Chief Executive Officer

March 21, 2006

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY
AMERICAN DENTAL PARTNERS, INC.

ANNUAL MEETING OF SHAREHOLDERS APRIL 28, 2006		1.	Election of Class III Directors, to serve a term of three years expiring in 2009 and until his successor has been duly elected and qualified.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY				For	Withhold

The undersigned hereby appoints Breht Feigh and Michael Vaughan, and each of them, attorneys and proxies of the undersigned, with full power of substitution, to attend the annual meeting of shareholders of American Dental Partners, Inc. to be held at the offices of Summit Partners located at 222 Berkeley Street, 18th Floor, Boston, Massachusetts 02116, on Friday, April 28, 2006, at 1:00 p.m., local time, or any adjournments thereof, and to vote the number of shares of the Company which the undersigned would be entitled to vote, and with all the power the undersigned would possess if personally present.

			Derril W. Reeves	☐	☐
			Gregory A. Serrao	☐	☐
Election of Class I Director, to serve a term of one year expiring in 2007 with other Class I Directors, and until his successor has been duly elected and qualified.
				For	Withhold
			Gerard M. Moufflet	☐	☐

				For	Against	Abstain

		2.	To ratify the appointment by the Board of Directors of PricewaterhouseCoopers LLP as the Company’s independent auditors for the fiscal year ending December 31, 2006.	☐	☐	☐

On such other business as may properly come before the meeting.
Please be sure to sign and date this Proxy in the box below.	Date		The Proxies will vote as specified above, or if a choice is not specified, they will vote FOR the nominees listed in Item 1 and FOR the Proposal in Item 2.

Stockholder sign above Co-holder (if any) sign above			(Please sign exactly as your name or names appear hereon, indicating where proper, official position or representative capacity).

+	+

é     Detach above card, sign, date and mail in postage paid envelope provided.     é

AMERICAN DENTAL PARTNERS, INC.

PLEASE ACT PROMPTLY SIGN, DATE & MAIL YOUR PROXY CARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

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